UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 30, 2016

Two Rivers Water & Farming Company

(Exact Name of Registrant as Specified in Charter)

Colorado	000-51139	13-4228144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 South Colorado Blvd., Tower 1, Ste 3100, Denver, Colorado	80222
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 222-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment and Election of Board Member

Chris Bragg.

On September 30, 2016, Chris Bragg was appointed to our Board.  It is expected that Mr. Bragg will serve on the Audit committee of the Board.

Mr. Bragg has nearly fifteen years of experience in the financial industry. After spending the first two years of his career in the private banking business, Mr. Bragg joined Western Asset Management as a Portfolio Controller. He quickly transitioned over to the mutual fund operations group, where he supported the rollout and growth of the newly formed Legg Mason and Western Asset managed mutual funds; the company had over $400 billion in assets under management at the time. In 2007, Mr. Bragg transitioned over to the public equities side of the business and joined Camden Asset Management as a Controller and Trade Support Specialist. He worked directly with the trading desk in the development and support of their Convertible Arbitrage strategic side of the business. During his 5+ years with the company, Mr. Bragg played a crucial role in a restructure of the operational/back office division, the buildout of a proprietary in-house trading system, and assisted in the maintenance of the ever changing compliance requirements for the $2 billion under management. He then spent just over a year with Empire Capital Management; a technology focused hedge fund with $800 million under management across several funds. In his time as a trading specialist and west coast operations manager, he assisted in the growth of the newly built west coast office and implemented a multi-faceted trading platform that allowed traders on both coasts to input, execute and allocate orders across the several fund accounts. In mid-2014, Mr. Bragg left Empire Capital Management to join the McGrain Financial group as a partner in the overseeing of over $70 million in assets under management. He assists in the management of the day to day activities of the investment portfolio, and is active in the local Pasadena community as well.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO RIVERS WATER & FARMING COMPANY

Date: October 3, 2016	By:	/s/ Wayne Harding
Wayne Harding
Chief Executive Officer